Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 99,999,990.00	0.0001381	$ 13,810.00
Fees Previously Paid
	Total Transaction Valuation:	$ 99,999,990.00
	Total Fees Due for Filing:			$ 13,810.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 13,810.00
Offering Note
[1]	Estimated solely for purposes of calculating the amount of the filing fee only. This calculation assumes the purchase of 2,222,222 shares of common stock, par value $0.01 per share (the "Shares"), of Lands, End, Inc., a Delaware corporation ("Lands' End") at a price of $45.00 per Share (the "Offer Price"), in cash, without interest and less any applicable tax withholding. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026, beginning October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A